UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2013

ENZON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-12957 (Commission File Number)	22-2372868 (IRS Employer Identification No.)
20 Kingsbridge Road, Piscataway, New Jersey (Address of principal executive offices)		08854 (Zip Code)

(732) 980-4500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Compensatory Arrangements of Certain Officers.

George W. Hebard III Separation Agreement

On December 13, 2013, the Board of Directors (the “Board”) of Enzon Pharmaceuticals, Inc. (the “Company”) approved, and the Company and George W. Hebard III entered into, a Separation Agreement (the “Separation Agreement”), which provides for (i) the termination of Mr. Hebard’s employment with the Company effective as of December 31, 2013 and (ii) Mr. Hebard to provide consulting services to the Company. Under the terms of the Separation Agreement, Mr. Hebard has agreed to (i) release the Company from any and all claims, including any and all claims arising from or during his employment or as a result of the end of his employment and (ii) continue to serve as the Company’s Principal Executive Officer and provide such consulting services as the Company may from time to time reasonably request at a rate of $250 per hour, together with reimbursement for reasonable expenses incurred by him in performing his services. The Separation Agreement provides that, subject to his continued employment through the date of termination, Mr. Hebard will be entitled to receive his regular salary through the date of termination and (ii) so long as he continues to provide consulting services to the Company, the Company will cause all of his outstanding and unvested equity-based compensation awards (other than awards granted to him as a director, which have been cancelled) to continue to vest in accordance with their terms.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s next annual report on Form 10-K.

Appointment of Richard L. Feinstein as Vice President - Finance and Principal Financial Officer

On December 13, 2013, the Board approved, and the Company and Richard L. Feinstein entered into, an independent contractor agreement (the “Independent Contractor Agreement”), pursuant to which Mr. Feinstein has been appointed to serve as the Company’s Vice President - Finance and Principal Financial Officer as an independent contractor, effective immediately. Pursuant to the terms of the Independent Contractor Agreement, in consideration for his services, Mr. Feinstein will be (i) paid at the rate of $225 per hour and (ii) reimbursed for reasonable out-of-pocket expenses incurred by him in performing his services.

Mr. Feinstein, age 70, is a retired partner of KPMG LLP and currently a private consultant providing management and financial advice to clients in a variety of industries. From September 2010 to July 2013, as a consultant, he was the Chief Financial Officer of Ameritrans Capital Corporation. From April 2004 to December 2004, Mr. Feinstein, as a consultant, served as Chief Financial Officer for Image Technology Laboratories, Inc, a developer and provider of radiological imaging, archiving and communications systems. From December 1997 to October 2002, Mr. Feinstein was a Senior Vice-President and Chief Financial Officer for The Major Automotive Companies, Inc., formerly a diversified holding company, but now engaged solely in retail automotive dealership operations. Mr. Feinstein has served on boards of both publicly-held and not-for-profit enterprises. Currently, Mr. Feinstein is a board member and chair of the audit committee of MKTG, Inc. and is on the board and chief financial officer of the not-for-profit USA Fitness Corps. Previously, Mr. Feinstein was a board member and chair of the audit committee of EDGAR Online, Inc., a board member and chair of the finance committee of the New York Road Runners and a member of the executive committee of the Association for a Better New York. Mr. Feinstein, a certified public accountant, received a BBA degree from Pace University.

There is no arrangement or understanding between Mr. Feinstein and any other persons pursuant to which Mr. Feinstein was selected as the Company’s Principal Financial Officer that would require disclosure under Item 401(b) of Regulation S-K. Mr. Feinstein does not have any family relationship with any of the Company’s directors or executive officers that would require disclosure under Item 401(d) of Regulation S-K. The Company is not aware of any relationship or transaction in which Mr. Feinstein has or will have an interest, or was or is a party, that would require disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the Independent Contractor Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Independent Contractor Agreement, a copy of which will be filed as an exhibit to the Company’s next annual report on Form 10-K.

Item 8.01 Other Events.

Ex-Dividend Date for Previously Announced Special Cash Dividend

The Company has been advised by NASDAQ that an ex-dividend date of December 24, 2013 has been established for the $0.45 special cash dividend per share that was announced by the Company on December 5, 2013. As previously announced, the $0.45 special cash dividend per share is payable on December 23, 2013 to stockholders of record as of December 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENZON PHARMACEUTICALS, INC.
(Registrant)
Date: December 16, 2013	By:	/s/ George W. Hebard III
Name: George W. Hebard III
Title: Interim Principal Executive Officer and Interim Chief Operating Officer